Exhibit 8

Baker & McKenzie LLP 1114 Avenue of the Americas New York, New York 10036, USA Tel: +1 212 626 4100 Fax: +1 212 310 1600 www.bakernet.com

Asia
Pacific
Bangkok
Beijing
Hanoi
Ho Chi Minh City
Hong Kong
Jakarta
Kuala Lumpur
Manila
Melbourne
Shanghai
Singapore
Sydney
Taipei
Tokyo

Europe &
Middle East
Almaty
Amsterdam
Antwerp
Bahrain
Baku
Barcelona
Berlin
Bologna
Brussels
Budapest
Cairo
Düsseldorf
Frankfurt / Main
Geneva
Kyiv
London
Madrid
Milan
Moscow
Munich
Paris
Prague
Riyadh
Rome
St. Petersburg
Stockholm
Vienna
Warsaw
Zurich

North & South
America
Bogotá
Brasilia
Buenos Aires
Caracas
Chicago
Chihuahua
Dallas
Guadalajara
Houston
Juarez
Mexico City
Miami
Monterrey
New York
Palo Alto
Porto Alegre
Rio de Janeiro
San Diego
San Francisco
Santiago
Sao Paulo
Tijuana
Toronto
Valencia
Washington, DC
February 12, 2009
Urstadt Biddle Properties, Inc.
321 Railroad Avenue
Greenwich, CT 06830
Urstadt Biddle Properties Inc.
Qualification as Real Estate Investment Trust
Ladies and Gentlemen:
     We have acted as counsel to Urstadt Biddle Properties Inc., a Maryland corporation (the “Company”), in connection with the filing of a Form S-3 registration statement dated February 12, 2009 with the Securities and Exchange Commission (the “Registration Statement”). You have requested our opinion regarding certain U.S. Federal income tax matters.
     In connection with the opinions rendered below, we have examined the following:
1)	the Company’s Amended and Restated Articles of Incorporation, as filed with the State Department of Assessments and Taxation of Maryland on January 30, 1997;

2)	the Company’s Bylaws;

3)	the Registration Statement; and

4)	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
     In connection with the opinions rendered below, we have assumed generally that:
1.	Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

2.	During the Company’s fiscal year ended October 31, 2005, and subsequent fiscal years, the Company, the partnerships and the corporations in which the Company owns an interest (respectively, the “Partnerships” and “Corporations”) have operated and will continue to operate in such a manner

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years.
3.	No amendments to the organizational documents of the Company, the Partnerships and the Corporations will be made after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year.

4.	No action will be taken by the Company, the Partnerships or the Corporations after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
     In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer’s Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer’s Certificate.
     Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, the factual matters discussed in the Registration Statement under the caption “United States Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:
(a)	the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its fiscal years ended October 31, 2005 through October 31, 2007, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its fiscal year ended October 31, 2008, and in the future;

(b)	the statements contained in the Registration Statement under the caption “United States Federal Income Tax Considerations,” insofar as such statements constitute matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and fairly present and summarize, in all material respects, the matters referred to therein.
     We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s

Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for its fiscal year ended October 31, 2008, and subsequent fiscal years will satisfy the requirements for qualification and taxation as a REIT.
     We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations or covenants made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a REIT for U.S. federal income tax purposes depend upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code. To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.
     Our opinion herein is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “Service”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, Service administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the Service or the courts, and our opinion is not binding on the Service or the courts. Hence, there can be no assurance that the Service will not challenge, or that the courts will agree, with our conclusions.
     This opinion letter is not intended to be used, and cannot be used, for the purpose of avoiding penalties imposed under the Code. This letter was written in connection with the promotion or marketing by the Company of securities to be offered pursuant to the Registration Statement. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
     The foregoing opinions are limited to the U.S. Federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. Federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion is furnished to you solely for use in connection with the Registration Statement and the prospectus contained herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name in the prospectus contained in the Registration Statement under the caption “United States Federal Income Tax Considerations” and “Legal Matter.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,
/s/ Baker & McKenzie LLP
Baker & McKenzie LLP